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                                                                    EXHIBIT 11.1

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED MARCH 31
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
BASIC COMPUTATION
Net income (loss)...........................................  $(7,671)    $   479
                                                              =======     =======
Weighted average shares outstanding.........................   21,472      16,462
                                                              =======     =======
Net income (loss) per common share..........................  $ (0.36)    $  0.03

DILUTED COMPUTATION
Weighted average shares.....................................   21,472      16,462
Effect of dilutive securities:
  Employee stock options....................................       --       1,218
  Warrants..................................................       --         377
                                                              -------     -------
Diluted shares..............................................   21,472      18,057
                                                              =======     =======
Net income (loss) per common share..........................  $ (0.36)    $  0.03